AGREEMENT

This agreement states that Alliance Equities is advancing eConnect the sum of $250.000 weekly for the next four weeks with the purpose being to buyback $1,000,000 worth of eConnect stock.

The stock shall be held in certificate form with the goal being to reduce the overall float of eConnect stock.

eConnect agrees that Alliance Equities shall receive 25% bonus of the stock that is purchased by eConnect per $250,000 traunce.

Example:  $250.000 is used to purcchase 1,667.000 shares.
          eConnect will pay a bonus of 416,666 shares to Alliance
          Equities.

Alliance Equities reserves the right to sell a portion of this free trading stock to recover the investment of each traunce of $250,000, but agrees to not sell more than 25% of the stock bonus per 30 days and will sell in such a manner to not adversely effected: the share price of the eConnect stock.

eConnect agrees that Richard Epstein shall be paid a Finders Fee of 10% of all monies advanced to buyback eConnect stock and that this finders fee shall be paid in free trading stock based at the average five day trading average per $250.000 traunce.

Example: First traunce: $250,000 with average fIVe day trading value at 18 cents. 10% of $250,000 = $25,000/.18 = 1,388,888 shares to Richard Epstein.

/s/  Thomas S. Hughes                      /s/  Richard Epstein
Chairman and CEO                           Richard Epstein, President

Dated:  November 29, 1999                  Dated: November 29, 1999